Exhibit 11.3

INSTINCT BIO TECHNICAL COMPANY HOLDINGS INC.

EXECUTIVE OFFICER COMPENSATION CLAWBACK POLICY

Adopted: July 23, 2026

I. Defined Terms.

For purpose of this Policy, the following terms have the following meanings:

“Applicable Period” means the three completed fiscal years preceding the earlier of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a restatement.

“Board” means the board of directors of the Company.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Company” means Instinct Bio Technical Company Holdings Inc.

“Covered Executive Officer” means any current or former Executive Officer of the Company.

“Effective Date” means the date the Policy is adopted by the Committee.

“Equity Incentive Compensation” means any stock options, stock appreciation rights, restricted stock, restricted stock units, long-term incentive plan units or other similar awards granted, vested or accrued under any Company plan or agreement and payable to a Covered Executive Officer based wholly or in part upon the attainment of a Financial Reporting Measure by the Company and its consolidated subsidiaries.

“Executive Officer” means an officer as defined in Rule 10D-1(d) under the Securities Exchange Act of 1934, as amended.

“Executive Compensation Arrangement” means any plan or agreement pursuant to which the Company compensates a Covered Executive Officer through Incentive Compensation on or after the date of adoption of this Policy.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in earnings releases), and any measure that is derived wholly or in part from such measure. Examples of Financial Reporting Measures include measures based on: revenues, net income, operating income, financial ratios, EBITDA, liquidity measures, return measures (such as return on assets), and profitability of one or more segments. Stock price and total shareholder return (“TSR”) also are Financial Reporting Measures.

“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable exchange listing standard, the Committee determines that recovery of the Incentive Compensation is impracticable because: (i) it has determined that the direct expense that the Company would pay to a third party to assist in recovering the Incentive Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Incentive Compensation would violate home country law adopted prior to November 28, 2022; or (iii) it has determined that the recovery of Incentive Compensation would cause a tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

“Incentive Compensation” means Equity Incentive Compensation and Non-Equity Incentive Compensation; however, it does not include: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either cash or equity) that are based upon subjective, strategic or operational standards; and (iv) equity awards that vest solely on the passage of time.

“Non-Equity Incentive Compensation” means any variable cash compensation paid to a Covered Executive Officer based wholly or in part upon the attainment of a Financial Reporting Measure by the Company and its consolidated subsidiaries.

“Policy” means this Executive Officer Compensation Clawback Policy.

“Received” – Incentive Compensation is deemed “Received” in any Company fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

II. Clawback Policy.

If the Company is required to prepare an accounting restatement of any of the Company’s financial statements due to the Company’s material non-compliance with any applicable financial reporting requirement under U.S. securities laws, the Company shall, unless the Committee determines it to be Impracticable, take reasonably prompt action to recover from each Covered Executive Officer that portion of the unvested, vested, unpaid or paid Incentive Compensation received by or paid to such Covered Executive Officer during the Applicable Period that was in excess of the amount that such Covered Executive Officer would have received or been paid had such Incentive Compensation been calculated based upon the financial results reported in the restated financial statements. The foregoing Policy shall apply regardless of the culpability of a Covered Executive Officer with respect to such accounting restatement. This Policy shall apply only to Incentive Compensation (calculated on a pre-tax basis) Received after _________, 2024 by a person: (i) after beginning service as a Covered Executive Officer; (ii) who served as a Covered Executive Officer at any time during the performance period for that Incentive Compensation; and (iii) while the Company had a class of securities listed on a national securities exchange or national securities association.

III. Recoupment.

The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation: (a) requiring reimbursement of cash Incentive Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive Officer; (d) cancelling outstanding vested or unvested equity awards, and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Committee.

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

IV. General.

A. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”) under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the national securities exchange on which the Company’s securities are listed. The Committee may terminate this Policy at any time. It is intended that this Policy comply with, and that the Committee seek to administer this Policy in compliance with, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, the Sarbanes Oxley Act of 2002, as amended, all applicable rules and regulations of the SEC and, to the extent applicable, the national securities exchange on which the Company’s securities are listed, and all other applicable law.

B. The Committee shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive.

C. The rights to recoupment set forth in this Policy are in addition to any other rights that the Company may have against any Covered Executive Officer, including, without limitation, any remedies at law or in equity. Application of this Policy does not preclude the Company from taking any other action to enforce a Covered Executive Officer’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

D. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, the Company shall not indemnify any Covered Executive Officer against the loss of any incorrectly awarded Incentive Compensation.

E. The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the SEC (including, without limitation, Rule 10D-1) and any applicable exchange listing standard.

F. The Company shall take all reasonable appropriate steps to inform Covered Executive Officers of this Policy so that this Policy shall be enforceable to the fullest extent legally permissible.